Exhibit 5.1

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA HONGKONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1212 225 2000 F: +1212 225 3999 clearygottlieb.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE LONDON MILAN PARIS ROME

May 19, 2026

Baker Hughes Company

575 North Dairy Ashford Road, Suite 100

Houston, Texas, 77079-1121

Re:	Baker Hughes Company Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Baker Hughes Company, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an additional 19,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), to be issued by the Company pursuant to the Baker Hughes Company 2026 Long-Term Incentive Plan and the Baker Hughes Company Second Amended and Restated Employee Stock Purchase Plan (collectively, the “Plans”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,
Cleary Gottlieb Steen & Hamilton LLP

By:	/s/ Lillian Tsu
Lillian Tsu, a Partner

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